Exhibit 2.3

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), is entered into as of April 22, 2015, by and among ARRIS Group, Inc., a Delaware corporation (“ARRIS”), Archie ACQ Limited, a private limited company incorporated in England and Wales and wholly owned subsidiary of ARRIS (“New Parent”), Archie U.S. Holdings LLC, a Delaware limited liability company and wholly owned subsidiary of New Parent (“U.S. Holdco”), and Archie U.S. Merger LLC, a Delaware limited liability company and wholly owned subsidiary of U.S. Holdco (“Merger Sub”). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in Section 7.1(a).

RECITALS

WHEREAS, ARRIS, New Parent and Pace plc, a company incorporated in England and Wales with company number 01672847 and whose registered office is at Victoria Road, Saltaire, BD18 3LF, United Kingdom (“Pace”) have entered into a Co-Operation Agreement (the “Co-Operation Agreement”) dated as of April 22, 2015;

WHEREAS, on the terms and subject to the conditions set forth in the Press Announcement, New Parent will acquire the entire issued and to be issued share capital of Pace pursuant to a scheme of arrangement under Sections 895 to 899 of the Companies Act, as such scheme of arrangement may be revised, amended or extended from time to time (the “Pace Acquisition”);

WHEREAS, the Pace Acquisition is conditioned upon, among other things, this Agreement being duly adopted by the affirmative vote of the holders of a majority of the outstanding Shares (as defined below) entitled to vote on such matter at a meeting of holders of Shares duly called and held for such purpose in accordance with applicable laws and the certificate of incorporation and bylaws of ARRIS;

WHEREAS, immediately subsequent to the Pace Acquisition, Merger Sub shall be merged with and into ARRIS (the “Merger”), with ARRIS continuing as the surviving entity, and ARRIS shall become a wholly owned subsidiary of U.S. Holdco (which, prior to the Merger, shall have been converted into a Delaware corporation), on the terms and subject to the conditions set forth in this Agreement (including that the Pace Acquisition is a condition to the Merger);

WHEREAS, for U.S. federal income tax purposes, it is intended that (i) the Merger qualify as a “reorganization,” described in section 368 of the Internal Revenue Code of 1986, as amended, and (ii) this Agreement constitutes, and is adopted as, a “plan of reorganization” (within the meaning of Treas. Reg. § 1.368-2(g)) for this purpose;

WHEREAS, the board of directors of ARRIS has approved the Merger, approved and declared advisable this Agreement, and resolved to recommend to its stockholders the adoption of this Agreement;

WHEREAS, the respective managers and members of each of U.S. Holdco and Merger Sub have approved this Agreement and the transactions contemplated hereby, including the Merger; and

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

The Merger

Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into ARRIS and the separate limited liability company existence of Merger Sub shall thereupon cease. ARRIS shall be the surviving entity in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of ARRIS with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in Article II. The Merger shall have the effects specified in the Delaware Limited Liability Company Act (the “DLLCA”) and the Delaware General Corporation Law (the “DGCL”), as applicable.

Section 1.2 Closing. Subject to Section 7.4, and subject to the prior satisfaction or waiver of the conditions set forth in Section 6.1, unless otherwise mutually agreed in writing among ARRIS and New Parent, the closing for the Merger (the “Closing”) shall take place at the offices of Troutman Sanders LLP at 600 Peachtree Street, Atlanta, Georgia 30308, on the day (the “Closing Date”) that is as soon as reasonably practicable following (and to the extent possible, immediately following or, failing that, to the extent possible on the same day as) the satisfaction of the condition set forth in Section 6.1(b) in accordance with this Agreement.

Section 1.3 Effective Time. Subject to the provisions of this Agreement, on the Closing Date, substantially concurrently with the Closing, ARRIS and Merger Sub will cause a Certificate of Merger with respect to the Merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DLLCA and the DGCL. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed upon by the parties hereto in writing and set forth in the Certificate of Merger in accordance with the DLLCA and the DGCL (the “Effective Time”).

ARTICLE II

Certificate of Incorporation of Surviving Corporation; Bylaws

Section 2.1 Certificate of Incorporation. At the Effective Time, the certificate of incorporation of ARRIS in effect immediately prior to the Effective Time shall be and remain the certificate of incorporation of the Surviving Corporation, until thereafter amended in accordance with the terms thereof or as provided by applicable Law, except for the following amendment thereto:

Article FOURTH shall be amended and restated in its entirety to read as follows:

“FOURTH. The total number of shares for which the corporation shall have authority to issue is One Thousand (1,000) shares of capital stock, par value $0.001, all of which shall be common stock.”

Section 2.2 Bylaws. At the Effective Time, the bylaws of ARRIS in effect immediately prior to the Effective Time shall be and remain the bylaws of the Surviving Corporation, until thereafter amended in accordance with the terms thereof, the certificate of incorporation of the Surviving Corporation or as provided by applicable Law.

ARTICLE III

Directors and Officers

Section 3.1 Directors. The directors of U.S. Holdco immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

Section 3.2 Officers. The officers of U.S. Holdco immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

ARTICLE IV

Effect of the Merger on Capital Stock; Exchange of Certificates

Section 4.1 Agreement to Issue. Immediately prior to the Effective Time, New Parent will issue the total number of New Parent Ordinary Shares (as defined below) required to be delivered pursuant to Section 4.2(a) to The Depositary Trust Company (“DTC”) to be used as Merger Consideration (as defined below), as further described in Section 4.2 and Section 4.3. In consideration of and as condition to such agreement to issue, U.S. Holdco shall transfer all of its shares of Lux Finco 2 to New Parent. No New Parent Ordinary Shares shall be delivered to or entered in the name of U.S. Holdco in connection with the transactions contemplated by this Section 4.1. U.S. Holdco shall unconditionally and irrevocably transfer all of its shares of Lux Finco 2 to New Parent prior to the Closing.

Section 4.2 Merger Consideration.

(a) Conversion of ARRIS Shares. At the Effective Time, each share of common stock, par value $0.01 per share, of ARRIS (each a “Share”) issued and outstanding immediately prior to the Effective Time, other than any Excluded Shares, shall, by virtue of the Merger and without any action on the part of New Parent, Pace, U.S. Holdco, or Merger Sub or the holders of any Shares, be converted into, and thereafter only evidence, the right to receive, without interest, one (1) validly issued and fully paid New Parent ordinary share (such shares the “New Parent Ordinary Shares” and such consideration per Share the “Merger Consideration”) and all such Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, and each certificate representing Shares (a “Certificate”) or non-certificated Share represented by book-

entry (other than Excluded Shares) shall thereafter represent only the right to receive the Merger Consideration and the right, if any, to receive any distribution or dividend payable pursuant to Section 4.5.

(b) Cancellation of Excluded Shares. All Treasury Shares and all Shares that are owned of record by U.S. Holdco or Merger Sub as of immediately prior to the Effective Time (the “Excluded Shares”) shall be cancelled and shall cease to exist at the Effective Time, with no consideration being paid with respect thereto.

(c) Cancellation of Merger Sub Shares. The limited liability company interests in Merger Sub immediately prior to the Effective Time (1) shall be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation, and (2) shall be cancelled and shall cease to exist.

Section 4.3 Exchange Agent.

(a) Exchange Agent. Prior to the Effective Time, New Parent, U.S. Holdco or Merger Sub shall designate a bank or trust company to act as the exchange agent in connection with the Merger (the “Exchange Agent”). DTC and the Exchange Agent shall allocate the responsibilities in this Article IV in a commercially reasonable manner.

(b) Exchange Fund. As of the Effective Time, New Parent shall have deposited with DTC a number of New Parent Ordinary Shares required to be delivered as Merger Consideration pursuant to Section 4.2(a). Each New Parent Ordinary Share deposited with DTC shall be in non-certificated book-entry form. The issuance of the New Parent Ordinary Shares hereunder shall be to DTC as nominee, in which case the transfer of legal title to the New Parent Ordinary Shares to the holders of Shares (other than Excluded Shares) shall be conditional only upon (i) U.S. Holdco having transferred all of its shares of Lux Finco 2 to New Parent (which US Holdco undertakes to do prior to satisfaction of the condition in Section 6.1(b)) and (ii) compliance by those holders with Section 4.4. In addition, New Parent or U.S. Holdco shall deposit, or cause to be deposited, with the Exchange Agent, as necessary from time to time from and after the Effective Time, any dividends or other distributions payable pursuant to Section 4.6 with respect to the New Parent Ordinary Shares with a record and payment date prior to the surrender of such Shares (such New Parent Ordinary Shares, together with the amount of any dividends or other distributions payable with respect thereto, being hereinafter referred to as the “Exchange Fund”).

Section 4.4 Certificated Shares. Promptly after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of a Certificate, (a) a letter of transmittal (which shall notify holders of the effectiveness of the Merger and specify that delivery shall be effected, and that risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavit of loss in lieu thereof as provided in Section 4.9) to the Exchange Agent), and (b) instructions for effecting the surrender of the Certificates (or affidavit of loss in lieu thereof as provided in Section 4.9) to the Exchange Agent in exchange for delivery of the Merger Consideration therefor. Upon surrender of Certificates (or affidavit of loss in lieu thereof as provided in Section 4.9) for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with such instructions, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificates shall be entitled to receive in exchange therefor: (x) New Parent Ordinary Shares in non-certificated book-entry form representing the New Parent Ordinary Shares into which the Shares represented by such holder’s Certificates were converted pursuant to Section 4.2, and the Certificates so surrendered shall forthwith be cancelled, and (y) a check in an amount of United States dollars equal to any cash dividends or other distributions that such holder has the right to receive pursuant to Section 4.6 less any applicable withholding Taxes as provided in Section 4.10 and without interest thereon.

Section 4.5 Uncertificated Shares. Promptly after the Effective Time, U.S. Holdco shall cause the Exchange Agent to (a) mail to each holder of uncertificated Shares materials advising such holder of the effectiveness of the Merger and the conversion of their Shares into the right to receive the Merger Consideration and (b) deliver (i) New Parent Ordinary Shares in non-certificated book-entry form representing that number of New Parent Ordinary Shares that such holder is entitled to receive in respect of each such uncertificated Share pursuant to Section 4.2 and (ii) a check in an amount of United States dollars equal to any cash dividends or other distributions that such holder has the right to receive pursuant to Section 4.6 less any applicable withholding Taxes as provided in Section 4.10 and without interest thereon.

Section 4.6 Dividends and Distributions with Respect to Unexchanged Shares; Voting.

(a) All New Parent Ordinary Shares to be issued pursuant to the Merger shall be issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by New Parent in respect of the New Parent Ordinary Shares, the record date for which is after the Effective Time, that declaration shall include dividends or other distributions in respect of all New Parent Ordinary Shares issued in the Merger. The Exchange Agent shall hold any New Parent Ordinary Shares in respect of unsurrendered Certificates in trust for the holder of such Certificate until such Certificate (or affidavit of loss in lieu thereof as provided in Section 4.8) has been surrendered for exchange in accordance with this Article IV. No dividends or other distributions in respect of the New Parent Ordinary Shares shall be paid to any holder of any unsurrendered Certificate until such Certificate (or affidavit of loss in lieu thereof as provided in Section 4.8) has been surrendered for exchange in accordance with this Article IV. Subject to applicable Law and the provisions of this Article IV, following surrender of any such Certificate (or affidavit of loss in lieu thereof as provided in Section 4.8), there shall be delivered to the record holder of the certificates representing shares of New Parent Ordinary Shares in exchange therefor, and, after deduction for any applicable withholding Taxes as provided in Section 4.10 and without interest thereon, (i) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time with respect to such New Parent Ordinary Shares and not theretofore paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such New Parent Ordinary Shares with a record date after the Effective Time, but with a payment date subsequent to such surrender.

(b) Registered holders of unsurrendered Certificates shall be entitled to direct the Exchange Agent how to vote the number of New Parent Ordinary Shares represented by such unsurrendered Certificates at any meeting of New Parent shareholders with a record date at or after the Effective Time, regardless of whether such holders have exchanged their Certificates.

Section 4.7 Transfers. From and after the Effective Time there shall be no transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time.

Section 4.8 Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments of the Exchange Fund and any New Parent Ordinary Shares) which has not been transferred to the holders of Shares as of the one year anniversary of the Effective Time shall be delivered at the direction of U.S. Holdco to New Parent or its designee, upon demand. Any holder of Certificates (as applicable) who has not theretofore complied with this Article IV prior to the one year anniversary of the Effective Time shall thereafter look only to New Parent for delivery of New Parent Ordinary Shares and payment of any dividends and other distributions in respect thereof, in each case, less any applicable withholding Taxes as provided in Section 4.10 and without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, New Parent, the Exchange Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

Section 4.9 Transferred Certificates; Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and compliance with the replacement requirements established by the Exchange Agent including, if required by the Exchange Agent, the posting by such Person of a bond in customary amount and upon such terms as may be required by New Parent as indemnity against any claim with respect to such Certificate that may be made against it, the Exchange Agent or the Surviving Corporation, the Exchange Agent shall deliver to such Person (or its designee) in exchange for such lost, stolen or destroyed Certificate, the New Parent Ordinary Shares and any dividends and other distributions in respect of the New Parent Ordinary Shares that would have been delivered pursuant to the provisions of this Article IV had such lost, stolen or destroyed Certificate been surrendered. If delivery of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of delivery that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such delivery shall have paid to the Exchange Agent any transfer and other Taxes required by reason of the delivery of the Merger Consideration to a Person other than the record holder of the Certificate surrendered or shall have established to the satisfaction of the Exchange Agent that such Tax either has been paid or is not applicable.

Section 4.10 Withholding Rights. Each of New Parent, U.S. Holdco, Merger Sub, the Surviving Corporation and the Exchange Agent, as applicable, shall be entitled to deduct and withhold from any consideration or amount otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any applicable Tax Law. To the extent that amounts are so withheld by New Parent, U.S. Holdco, Merger Sub, the Surviving Corporation or the Exchange Agent, as the case may be, such withheld amounts (a) shall be remitted to the applicable Governmental Entity and (b) shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. To the extent that the amount so required to be deducted or withheld under applicable Tax Law from the payment of any consideration otherwise payable to any Person pursuant to this Agreement exceeds the cash consideration otherwise payable to such Person pursuant to this Agreement, each of New Parent, U.S. Holdco, Merger Sub, the Surviving Corporation and the Exchange Agent, as applicable, is hereby authorized to sell such portion of the New Parent Ordinary Shares or other non-cash consideration otherwise payable to such Person as is necessary to provide sufficient funds to enable it to comply with such deduction and withholding requirement.

ARTICLE V

Treatment of ARRIS Stock Plan Awards

Section 5.1 Treatment of Options. Each option to acquire Shares granted under the ARRIS Stock Plans (each, an “ARRIS Option”), whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, cease to represent an option to acquire Shares and shall be converted, at the Effective Time, into an option to acquire that number of New Parent Ordinary Shares equal to the number of Shares subject to such ARRIS Option immediately prior to the Effective Time, at an exercise price per share equal to the per share exercise price applicable to such ARRIS Option immediately prior to the Effective Time (as converted, a “New Parent Option”) and, except as required in order to comply with applicable Law, such New Parent Option will continue to have, and be subject to, the same terms and conditions that were applicable to the corresponding ARRIS Option immediately prior to the Effective Time.

Section 5.2 Treatment of Restricted Shares. Each restricted Share granted under the ARRIS Stock Plans (each, an “ARRIS Restricted Share”), that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, cease to be a Share and shall be converted into a restricted New Parent Ordinary Share (as converted, a “New Parent Restricted Share”) and, except as required in order to comply with applicable Law, such New Parent Restricted Share will continue to have, and be subject to, the same terms and conditions that were applicable to the corresponding ARRIS Restricted Share immediately prior to the Effective Time.

Section 5.3 Treatment of Restricted Stock Units. Each restricted stock unit granted under the ARRIS Stock Plans (each, an “ARRIS RSU”) that is outstanding immediately prior to Effective Time shall, as of the Effective Time, cease to represent a restricted stock unit with respect to Shares and shall be converted into a restricted stock unit with respect to that number of New Parent Ordinary Shares equal to the number of Shares subject to the ARRIS RSU immediately prior to the Effective Time (as converted, a “New Parent RSU”) and, except as required in order to comply with applicable Law, such New Parent RSU will continue to have, and be subject to, the same terms and conditions that were applicable to the corresponding ARRIS RSU immediately prior to the Effective Time (including settlement in cash or shares, as applicable).

Section 5.4 Treatment of ESPP. Each right to purchase Shares under the ARRIS Stock Plans (each, an “ARRIS ESPP”) that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, cease to represent a right to purchase Shares and shall be converted, at the Effective Time, into a right to acquire that number of New Parent Ordinary Shares equal to the number of Shares subject to such ARRIS ESPP immediately prior to the Effective Time, at an exercise price per share equal to the per share exercise price applicable to such ARRIS ESPP immediately prior to the Effective Time (as converted, a “New Parent ESPP”) and, except as required in order to comply with applicable Law, such New Parent ESPP will continue to have, and be subject to, the same terms and conditions that were applicable to the corresponding ARRIS ESPP immediately prior to the Effective Time

Section 5.5 Corporate Actions. At or prior to the Effective Time, Arris, the board of directors of ARRIS and the compensation committee of the board of directors of ARRIS, as applicable, shall adopt any resolutions and take any actions which are necessary to effectuate the provisions of Sections 5.1, 5.2, 5.3 and 5.4. New Parent shall reserve for issuance a number of New Parent Ordinary Shares at least equal to the number of New Parent Ordinary Shares that will be subject to New Parent Options, New Parent Restricted Shares, New Parent RSUs and New Parent ESPPs as a result of the actions contemplated by Sections 5.1, 5.2, 5.3 and 5.4. Subject to applicable Law, New Parent shall take all corporate action necessary to assume the ARRIS Stock Plans and the award agreements thereunder that are applicable to the ARRIS Options, ARRIS Restricted Shares, ARRIS RSUs and ARRIS ESPPs.

ARTICLE VI

Condition, Termination and Amendments

Section 6.1 Conditions. The respective obligation of each party to effect the Merger shall be subject to the satisfaction, or, in the case of Section 6.1(b) or Section 6.1(c), waiver in whole or in part by ARRIS, at or prior to the Closing of each of the following conditions:

(a) ARRIS Stockholder Approval. This Agreement shall have been duly adopted by the affirmative vote of the holders of a majority of the outstanding Shares entitled to vote on such matter at an ARRIS stockholders’ meeting duly called and held for such purpose in accordance with applicable Law and the certificate of incorporation and bylaws of ARRIS; and

(b) Effectiveness of Pace Acquisition. The Pace Acquisition shall have become Effective immediately prior to the Effective Time.

(c) Lux Finco 2 Transfer. U.S. Holdco shall have unconditionally and irrevocably transferred all of its shares of Lux Finco 2 to New Parent.

Section 6.2 Termination. Subject to Section 7.4, this Agreement may be terminated at any time prior to the Effective Time by a written instrument executed by each of the parties hereto, whether before or after adoption of this Agreement by the holders of Shares and the sole member of Merger Sub.

Section 6.3 Amendment. Subject to Section 7.4, and subject to the provisions of applicable Law, at any time prior to the Effective Time, this Agreement may be amended, modified or supplemented in writing by the parties hereto, if such action has been approved by action of the board of directors (or equivalent governing body) of each the respective parties.

ARTICLE VII

Miscellaneous Provisions

Section 7.1 Certain Definitions. As used in this Agreement, the following terms have the meanings set forth below:

(a) “ARRIS Stock Plans” means, collectively, the Broadband Parent Corporation 2001 Stock Incentive Plan; the ARRIS Group, Inc. 2004 Stock Incentive Plan; the ARRIS Group, Inc. 2007 Stock Incentive Plan; the ARRIS Group, Inc. 2008 Stock Incentive Plan; the ARRIS Group, Inc. 2011 Stock Incentive Plan, as amended; the ARRIS Group, Inc. 2012 Israeli Sub Plan to the 2011 Stock; the Big Band Networks, Inc. 2007 Equity Incentive Plan, as amended; the Big Band Networks, Inc. 2007 Equity Incentive Plan Israeli Sub-Plan; the ARRIS Group, Inc. Amended and Restated Employee Stock Purchase Plan (2015), the ARRIS Group, Inc. 2012 Israeli Sub Plan to the Employee Stock Purchase Plan; and the ARRIS Group, Inc., Sub-Plan to the Amended and Restated Employee Stock Purchase Plan for participants located in the European Union/European Economic Area.

(b) “business day” means any day ending at 11:59 p.m. (Eastern Time) other than a Saturday or Sunday or a day on which banks are required or authorized to close in the County of New York or in London, England.

(c) “Companies Act” means the UK Companies Act 2006, as amended.

(d) “Effective” means that the Pace Acquisition shall have become effective in accordance with its terms or, in the event ARRIS has elected to implement the Pace Acquisition by way of a takeover offer as defined in section 974 of the Companies Act, such takeover offer shall have become or been declared unconditional in all respects.

(e) “Governmental Entity” means any domestic or foreign governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity.

(f) “Law” means any federal, state, local or foreign laws or regulations (whether civil, criminal or administrative), common law, statutory instruments, treaties, conventions, directives, regulations or rules made thereunder, ordinance, regulations, judgments, orders, injunctions, decrees, resolutions, arbitration awards, agency requirements, writs, franchises, variances, exemptions, approvals, licenses or permits in any applicable jurisdiction (including the United States, the United Kingdom, the European Union or elsewhere), including any rules of any relevant Governmental Entity.

(g) “Lux Finco 2” means a limited liability company to be organized under the laws of Luxembourg as a wholly owned subsidiary of U.S. Holdco and capitalized with promissory notes in amounts and terms as agreed by ARRIS and New Parent.

(h) “Person” means any individual, corporation, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity, or other entity of any kind or nature.

(i) “Press Announcement” means the announcement detailing the terms and conditions of the Pace Acquisition to be made in accordance with Rule 2.7 of the U.K. City Code on Takeovers and Mergers, in the form set out in Schedule 1 to the Co-Operation Agreement.

(j) “Tax” means all United States and non-United States taxes of any kind, including, without limitation, federal, state, local, provincial and other taxes and income, gain, profits, windfall profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, transfer, documentary, payroll, sales, employment, unemployment, disability, use, property, withholding, backup withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions.

(k) “Treasury Shares” means Shares held in treasury by ARRIS.

Section 7.2 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

Section 7.3 Interpretation. The headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, such reference shall be to a Section of to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

Section 7.4 Rights of Pace. Pursuant to the Co-Operation Agreement, New Parent and ARRIS have agreed to comply with their obligations under this Agreement and not to make any amendments to this Agreement or to terminate this Agreement, in each case, without the prior written consent of Pace (which cannot be unreasonably withheld, conditioned or delayed) and otherwise subject to the terms and conditions set forth in the Co-Operation Agreement with respect thereto.

Section 7.5 No Third Party Beneficiaries. Except as provided in Sections 7.4 and 7.6, the parties hereto agree that this Agreement is solely for the benefit of the parties hereto, in accordance with and subject to the terms of this Agreement, and nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties hereto any right, remedy or claim under or by reason of this Agreement.

Section 7.6 Indemnification.

(a) New Parent and U.S. Holdco, respectively, agree that all rights to indemnification, advancement of expenses or exculpation (including all limitations on personal liability) existing as of the date of this Agreement in favor of each present and former director, officer or employee of ARRIS or any of its subsidiaries provided for in their respective organizational documents or in any agreement to which ARRIS or any of its subsidiaries is a party in respect of actions or omissions occurring at or prior to the Effective Time (including actions or omissions occurring at or prior to the Effective Time arising out of the transactions contemplated by this Agreement) shall survive the consummation of the Merger and shall continue in full force and effect in accordance with their terms. For a period of six (6) years after the Effective Time,

New Parent and U.S. Holdco, respectively, shall maintain in effect the provisions for indemnification, advancement of expenses or exculpation in the organizational documents of ARRIS and its subsidiaries or in any agreement to which ARRIS or any of its subsidiaries is a party and shall not amend, repeal or otherwise modify such provisions in any manner that would adversely affect the rights thereunder of any individuals who at any time prior to the Effective Time were directors, officers or employees of ARRIS or any of its subsidiaries in respect of actions or omissions occurring at or prior to the Effective Time (including actions or omissions occurring at or prior to the Effective Time arising out of the transactions contemplated by this Agreement); provided, however, that in the event any claim, action, suit proceeding or investigation is pending, asserted or made either prior to the Effective Time or within such six year period, all rights to indemnification, advancement of expenses or exculpation required to be continued pursuant to this Section 7.6(a) in respect thereof shall continue until disposition thereof.

(b) At and after the Effective Time, New Parent, U.S. Holdco and ARRIS shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless each present and former director, officer or employee of ARRIS or any of its subsidiaries and each person who served as a director, officer, member, trustee or fiduciary of another company, joint venture, trust or other enterprise if such service was at the request or for the benefit of ARRIS or any of its subsidiaries (each, together with his or her respective heirs and representatives, an “ARRIS Indemnified Party” and, collectively, the “ARRIS Indemnified Parties”) against all costs and expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any actual or threatened claim, suit, proceeding or investigation to each ARRIS Indemnified Party to the fullest extent permitted by Law), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any actual or threatened claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time), whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission in such person’s capacity as a director, officer or employee of ARRIS or any of its subsidiaries or as a director, officer, member, trustee or fiduciary of another company, joint venture, trust or other enterprise if such service was at the request or for the benefit of ARRIS or any of its subsidiaries, in each case occurring or alleged to have occurred at or before the Effective Time (including actions or omissions occurring at or prior to the Effective Time arising out of the transactions contemplated by this Agreement).

(c) For a period of six years from the Effective Time, New Parent and U.S. Holdco, respectively, shall cause to be maintained in effect (i) the coverage provided by the policies of directors’ and officers’ liability insurance and fiduciary liability insurance in effect as of the Effective Time maintained by ARRIS and its subsidiaries with respect to matters arising on or before the Effective Time (provided that New Parent and U.S. Holdco may substitute therefor policies with a carrier with comparable credit ratings to the existing carrier of at least the same coverage and amounts containing terms and conditions that are no less favorable to the insured) or (ii) a “tail” policy (which ARRIS may purchase at its option prior to the Effective Time, and, in such case, New Parent and ARRIS, respectively, shall cause such policy to be in full force and effect, and shall cause all obligations thereunder to be honored by ARRIS) under ARRIS’s existing directors’ and officers’ insurance policy that covers those persons who are currently covered by ARRIS’s directors’ and officers’ insurance policy in effect as of the date hereof for actions and omissions occurring at or prior to the Effective Time, is from a carrier with comparable credit ratings to ARRIS’s existing directors’ and officers’ insurance policy carrier and contains terms and conditions that are no less favorable to the insured than those of ARRIS’s directors’ and officers’ insurance policy in effect as of the date hereof.

(d) The rights of each ARRIS Indemnified Party under this Section 7.6 shall be in addition to, and not in limitation of, any other rights such ARRIS Indemnified Party may have under the organizational documents of ARRIS or any of its subsidiaries, as applicable, any agreement, any insurance policy, Delaware law (or any other applicable Law) or otherwise. The provisions of this Section 7.6 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any ARRIS Indemnified Party without the written consent of such affected ARRIS Indemnified Party (it being expressly agreed that the ARRIS Indemnified Parties shall be third party beneficiaries of this Section 7.6 and shall be entitled to enforce the covenants contained in this Section 7.6). New Parent and U.S. Holdco shall be jointly and severally responsible for paying all reasonable expenses, including attorneys’ fees, that may be incurred by any ARRIS Indemnified Party in enforcing the indemnity and other obligations provided for in this Section 7.6.

(e) In the event any of New Parent, U.S. Holdco or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys more than 50% of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of New Parent and/or U.S. Holdco, as the case may be, assume the obligations set forth in this Section 7.6.

Section 7.7 Governing Law.

(a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN, AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF, THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION.

(b) Any suit, claim, action, hearing, charge, or other procedure of any nature (an “Action”) involving the parties hereto, arising out of or relating to this Agreement or the transactions contemplated hereby shall be brought solely and exclusively in the state courts of the State of Delaware; provided that if (and only after) such courts determine that they lack subject matter jurisdiction over any such Action, such Action shall be brought solely and exclusively in the Federal courts of the United States located in the District of Delaware, or any direct appellate court therefrom. Each of the parties hereto agrees that a final judgment (subject to any appeals therefrom) in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party hereby irrevocably submits to the exclusive jurisdiction of such courts in respect in any Action between the parties arising out of or relating to this Agreement or the transactions contemplated hereby, and hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objections which it may now or hereafter have to the laying of venue of any Action between the parties arising out of or relating to this Agreement or the transactions contemplated hereby in any such court in accordance with the provisions of this Section 7.7(b). Each of the parties hereto irrevocably waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Action in any such court. Nothing in this Agreement will affect the right of any party to this Agreement.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.7(c).

Section 7.8 Specific Performance. The parties agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with the terms hereof. It is accordingly agreed that if the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with Section 7.7, this being in addition to any other remedy to which such party is entitled at law or in equity.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date hereof.

ARRIS GROUP, INC.

By:	/s/ Lawrence A. Margolis
Name:	Lawrence A. Margolis
Title:	Executive Vice President, Law & Administration, and Secretary

ARCHIE ACQ LIMITED

By:	/s/ Lawrence A. Margolis
Name:	Lawrence A. Margolis
Title:	Director

ARCHIE U.S. HOLDINGS LLC

By:	/s/ Lawrence A. Margolis
Name:	Lawrence A. Margolis
Title:	President

ARCHIE U.S. MERGER LLC

By:	/s/ Lawrence A. Margolis
Name:	Lawrence A. Margolis
Title:	President